SUBLICENSE AGREEMENT

This Sublicense Agreement (the “AGREEMENT”) is entered into as of February 12, 2026, by and between J.P. Morgan Investment Management Inc., a Delaware corporation with offices at 270 Park Avenue, New York, New York 10017 (“JPMIM”), and JPMorgan Trust IV (the “Licensee”) on behalf of its series listed on Schedule A (each a “Fund” and collectively, the “Funds”).

WHEREAS, JPMIM, through a Services Agreement (as defined below) with JPMorgan Chase Bank, N.A., a national bank headquartered in Columbus, Ohio, acting through its Kinexys Digital Assets business unit (“KDA”), has the right to sublicense KDA Background IP (excluding Trademarks) and Arising IP (excluding Trademarks) (collectively, the “KDA IP”), as defined in the Services Agreement between JPMIM and KDA dated November 25, 2025 (the “Services Agreement”), for use in connection with the Funds; and further

WHEREAS, the Licensee desires to use the KDA IP in connection with the Funds and JPMIM is willing to grant the Licensee a license for such use.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for good and valuable consideration set forth in the Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. GRANT OF LICENSE. JPMIM grants the Licensee a non-exclusive, non-transferable right and license to use and refer to the KDA IP in connection with the creation, issuance, trading, marketing and operation of the Funds and their shares pursuant to the terms and conditions of this Agreement and the Services Agreement.

2. OWNERSHIP AND VALIDITY. The Licensee acknowledges ownership of the entire right, title and interest in and to the KDA IP vests entirely in KDA and, to the extent provided in the Services Agreement, JPMIM and the Licensee’s use shall inure to the sole benefit of JPMIM and KDA.

3. OBLIGATION AND OVERSIGHT. The Licensee acknowledges that its Board of Trustees has received a copy of the Services Agreement and has agreed to be bound by the provisions thereto other than the obligations to pay fees, which shall be paid by JPMIM. Additionally, the parties understand and agree that JPMIM shall be responsible for oversight of KDA as it relates to KDA’s obligations outlined in the Services Agreement.

4. JPMIM ROLES AND RESPONSIBILITIES. The Licensee acknowledges and understands that, in connection with the use of the KDA IP as described herein, JPMIM shall act as the token administrator, tokenization agent and account administrator and any other role necessary for the KDA IP to be used in connection with the Funds, and that JPMIM shall hereby have authority, subject to any instructions to the contrary from a Licensee, to carry out its duties in such capacities.

5. TERM. This Agreement shall become effective upon the execution of this Agreement by both parties and remain in effect unless terminated by either party as provided herein.

6. TERMINATION. Licensee may terminate this Agreement upon sixty (60) days’ prior written notice to JPMIM. JPMIM may terminate this Agreement upon sixty (60) days’ prior written notice to Licensee (or on such shorter time, which may be immediate, if there has been a breach with respect to the Services Agreement or the Services Agreement is terminated).

7. ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement and the understanding between the parties. No modification or amendment of this Agreement shall be valid or binding unless made in writing and signed on behalf of the parties by their duly authorized officers or representatives.

8. EXECUTION. This Agreement may be executed simultaneously with any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9. GENERAL PROVISIONS.

(a) A party may not assign this Agreement and/or any of its rights and/or obligations hereunder, except to an affiliate or successor in interest, without the prior written consent of the other party, and any attempted assignment by a party requiring the consent of the other party which is made by the assigning party without the other party’s prior consent shall be null and void.

(b) No change in, addition to or waiver of any of the provisions of this Agreement shall be binding upon any party unless in writing signed by an authorized representative of such party. No waiver by either party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of that or any other provision on any other occasion.

(c) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to its conflict of law provisions.

(d) In the event any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and the Agreement shall be read as though the offending provision had not been written or as the provision shall be determined by such court to be read.

IN WITNESS WHEREOF, JPMIM and Licensee have caused this Agreement to be duly executed on their behalf in the manner legally binding upon them.

J.P. MORGAN INVESTMENT MANAGEMENT INC.

Signature:	/s/ Matthew J. Kamburowski
By:	Matthew J. Kamburowski
Title:	Managing Director

JPMORGAN TRUST IV

Signature:	/s/ Timothy J. Clemens
By:	Timothy J. Clemens
Title:	Treasurer

SUBLICENSE AGREEMENT – SCHEDULE A

Funds

JPMorgan OnChain Liquidity-Token Money Market Fund